SIXTEENTH ADDENDUM TO LEASE

This Sixteenth Addendum To Lease is made and entered into the 15th day of August, 2006 between Conifer Prince Street Associates (Landlord) and Patient Infosystems, Inc. formerly DSMI Corporation (Tenant).

WITNESSETH: that Tenant currently leases and occupies approximately 5,504 square feet of office space at 46 Prince Street, Rochester, New York 14607 pursuant to a Lease Agreement and First, Second, Third, Fourth, Fifth and Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Thirteenth, Fourteenth and Fifteenth Addenda to Lease, dated February 22, 1995; August 18, 1995; November 17, 1995; March 28, 1996; October 29, 1996, November 30, 1996 and November 24,1997,June 16, 1999, November 2000, January 7 2002, June 24, 2002, December 30, 2002, July 18, 2003, May 2004, and March 2005 respectively. Tenant also Leases, in accordance with the Twelfth Addendum to Lease dated April 28, 2003, 1,053 square feet of space on the Lower Level. Tenant also Leases, in accordance with the Fifteenth Addendum to Lease dated March 2005 1,544 square feet of space on the First Floor.

WHEREAS, Tenant and Landlord desire to extend the Term of the Lease for approximately 7,048 square feet of space on the first floor of 46 Prince Street until December 31, 2006 and approximately 1,053 square feet of storage space on the Lower Level of 46 Prince St until December 31, 2006 unless sooner terminated as provided below.

NOW, THEREFORE, it is mutually agreed upon by Landlord and Tenant to modify certain provisions of the Lease as follows:

1.

Effective upon full execution of this Sixteenth Addendum to Lease, the Term of the Lease for approximately 7,048 square feet beginning July 1, 2006 shall be extended to December 31, 2006 and the Term of the Lease for approximately 1,053 square feet of storage space beginning July 1, 2006 shall be extended to December 31, 2006

2.	Tenant shall have a one time right to terminate the Lease effective October 31, 2006 upon the following terms and conditions:

A.	Tenant shall deliver notice of intent to terminate lease to Landlord by certified US Mail to 415 Park Avenue, Rochester NY 14607 no later than September 29, 2006 time being of the essence.
B.	Should Tenant’s fail to notify Landlord by September 29, 2006, its right to terminate shall be deemed waived.
C.	Said termination notice shall include a check in the amount of one month’s rental representing the final month’s payment.
D.	Tenant shall vacate and surrender all keys to Landlord no later than October 31, 2006.

Except as modified above, all other terms and conditions of the Lease Agreement and First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth Addenda To Lease, dated February 22, 1995; August 18, 1995; November 17, 1995; March 28, 1996; October 29, 1996 and November 30, 1996 and November 24, 1997, June 16, 1999, November 2000,

January 7, 2002, June 24,2002, December 30,2002, April 28, 2003, May 2004 and March 2005 respectively, shall remain unchanged and in full force and effect.

Agreed to by:	Agreed to by:
PATIENT INFOSYSTEMS, INC.	CONIFER PRINCE STREET ASSOCIATES
formerly DSMI CORPORATION

By:	/s/Chris Paterson	By:	/s/Richard Crossed
	Chris Paterson, CEO		Richard Crossed
Date:	8/15/06	Date:	8/15/06